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                                  EXHIBIT 10.28



[UOL LOGO]

PUBLISHING, INC.
                                December 18, 1997
8251 Greensboro Drive

      Suite 500

McLean, VIRGINIA 22102

  VOICE:  703-893-7800

   FAX:  703-893-1905

WWW.UOL.COM

Mr. Leonard Kurtzman
3273 Dutch Mill Court
Oakton, Virginia 22124

Dear Lenn:

This letter serves to confirm your employment arrangement with UOL Publishing, Inc. ("UOL"). We have agreed that you will remain in your current role as Chief Financial Officer of UOL until February 28, 1998. Commencing on March 1, 1998 you will be employed by UOL as senior financial adviser at an annual salary of $40,000. Your stock options will continue to be exercisable until three months after the termination of your employment with UOL.

While assisting us on a part-time basis as senior financial adviser after February 28, 1998, you will work no more than ten hours per week. In addition, as senior financial adviser, you will continue to be included in all UOL paid employment benefit plans including health, dental, life, short and long term disability, flexible spending and 401(k).

We will review your employment status on September 1, 1998. If, however, after February 28, 1998 and before September 1, 1998 UOL decides to terminate your employment, you will receive COBRA payments until December 1, 1998 and your incentive stock options will be exercisable until December 1, 1998.

In addition, per our understandings, you have received a $25,000 bonus for your involvement in the preparation of UOL's secondary offering documents. You will receive an additional $75,000 bonus for your participation in a successful convertible debt or equity (private or public) offering that closes on or before June 30, 1998, payable upon closing of such transaction.


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Finally, you will be entitled to receive any 1997 or Quarter 1, 1998 (pro rated for two months) incentive compensation earned by you (in accordance with your existing employment agreement) while you are employed as the Chief Financial Officer of UOL.

Please sign below to accept this arrangement.

Sincerely,



/s/ Carl N. Tyson
Carl N. Tyson
President


Accepted:

/s/ Leonard P. Kurtzman            12/18/97
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Leonard P. Kurtzman                 Date